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                                                                 Exhibit 12
                             OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Millions of dollars, except ratios)

                                        Six Months ended June 30,
                               ----------------------------------------------
                                                                   Pro Forma
                                          Pro Forma               As Adjusted
                                         As Adjusted               for Avir
                                             For                  Acquisition
                                         Refinancing                  and
                               Actual       Plan        Actual    Refinancing
                                1997        1997         1996      Plan 1996
Earnings from continuing       ------    -----------    ------    -----------
  operations before income
  taxes, minority share
  owners' interests, extra-
  ordinary items and
  cumulative effect of
  accounting changes           $233.0         $266.9    $187.3         $274.9

Less:  Equity earnings           (9.3)          (9.3)     (8.4)         (10.6)

Add:  Total fixed charges
      deducted from earnings    178.5          144.6     159.0          142.6

      Proportional share of
      pretax loss of 50%
      owned associates           (1.3)          (1.3)
                               ------         ------    ------         ------
      Earnings available for
      payment of fixed
      charges                  $400.9         $400.9    $337.9         $406.9
                               ======         ======    ======         ======
Fixed charges (including the
  Company's proportional
  share of 50% owned
  associates):
      Interest expense         $164.8         $131.9    $145.8         $130.0
      Portion of operating
        lease rental deemed
        to be interest           11.2           11.2      10.7           11.1
      Amortization of
        deferred financing
        costs and debt
        discount expense          2.5            1.5       2.5            1.5
      Total fixed charges      ------         ------    ------         ------
        deducted from
        earnings and total
        fixed charges          $178.5         $144.6    $159.0         $142.6
                               ======         ======    ======         ======
Ratio of earnings to
  fixed charges                   2.2            2.8       2.1            2.9